FIRST AMENDMENT
                                       to
                            PATENT PURCHASE AGREEMENT


                  This First Amendment to the Patent Purchase Agreement by and between Access Pharmaceuticals, Inc. ("ACCESS"), formerly Chemex Pharmaceuticals, Inc. ("Chemex"), successor to ACCESS pursuant to a merger upon the terms and conditions contained in the Merger Agreement (defined herein) and David F. Ranney ("Ranney") is dated this 23rd day of January, 1996, and is to be effective from and after the Effective Time as set forth in Section 1.3 of the Merger Agreement (defined herein).

                                    RECITALS

                  A. On April 5, 1994, ACCESS Pharmaceuticals, Inc. and Ranney entered into a Patent Purchase Agreement ("Agreement") and a Patent Assignment Agreement ("Assignment") which have been continuously in effect since such date.

                  B. The parties now desire: (1) to amend the Agreement, as provided herein, to comply with the requirements of Paragraph 4 of that certain Stockholder's Agreement by and between Ranney and Chemex dated as of October 3, 1995; and (2) to assure that the patent assignments are filed with and under the "Assignment" and the "Agreement" as further amended herein. The Stockholder's Agreement is an integral part of the terms and conditions of that certain Agreement of Merger and Plan of Reorganization dated October 3, 1995, as amended and restated as of October 31, 1995, by and between ACCESS and Chemex ("Merger Agreement"). Modification of the Agreement according to Article "4." of the Stockholder's Agreement is a condition precedent to the performance by Chemex of its obligations under the Merger Agreement.

                                    AGREEMENT

                  NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, ACCESS and Ranney hereby agree as follows:

                  1. Under Section 1.4, Subsection "(a)" is hereby deleted in its entirety and the following is substituted therefor:

                  "(a)     The following amount to be paid as follows:

                  $ 7,500          in cash on the date the Agreement is executed
                  $15,000          in cash on 1-31-95 for calendar year 1994
                  $25,000          in cash on 1-31-96 for calendar year 1995
                  $50,000          in cash on 1-31-97 for calendar year 1996
                   additionally, so long as one or more of the Patents remains in effect and ACCESS or its successors or assigns is developing technology under such Patents, an amount in cash on 1-31-98 and on the January 31 each year thereafter, equal to 105% of the payment made pursuant to this subsection 1.4(a) in the immediately preceding calendar year (e.g., the Section 1.4(a) payment for 1-31-98 would be $52,500 (1-31-97 payment x 105%, etc.))."

                  2. Section 1.4(c) is hereby amended by changing the reference to "1.3" which immediately follows the word "Section" to read "1.4".

                  Except as modified by this First Amendment, all terms, conditions and provisions of the Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


ACCESS PHARMACEUTICALS, INC.,
a Texas corporation

By: /s/ Kerry P. Gray
    ------------------------
    Kerry P. Gray, President



/s/ David F. Ranney
- ------------------------------
David F. Ranney, an individual





                                        2